Exhibit 99.1

Asia Automotive Acquisition Corporation Files Shareholder Presentation Regarding Acquisition of Hunan TX Enterprise Co., Ltd.
Tuesday, September 18, 2007. 9:00 AM ET

NEW YORK, September 18, 2007 /PRNewswire-FirstCall/ — Asia Automotive Acquisition Corporation (OTC Bulletin Board: AAAC — News) has filed a shareholder presentation with the Securities and Exchange Commission (“SEC”) to commence holding presentations for its stockholders regarding its proposed acquisition of Hunan TX Enterprise Co. Ltd. (“TX”).The presentation is attached as Exhibit 99.2 As previously announced on July 25, 2007, AAAC had entered into an Equity Acquisition Agreement (the “Agreement”) to acquire 100% of the outstanding shares of TX. On August 13, 2007, AAAC announced that the Changsha Ministry of Commerce approved the Agreement.

The preliminary proxy statement, when filed, is subject to SEC review. The date of the special meeting of shareholders and the record date for the meeting will be specified in a definitive proxy statement to be mailed to shareholders following such review. For shareholders’ general information, the preliminary proxy statement and definitive proxy statement, when available, will be available on the SEC’s website at www.sec.gov.

Based in Changsha, China, TX is the largest independent Chinese supplier of Engineered Vehicle Body Structures (“EVBS”) capable of providing products for both light and commercial vehicles. In addition TX designs, fabricates and tests dies used to stamp automotive body panels. EVBS consists of exterior body panels including doors, floor pans, hoods, and side panels fabricated into complete cabs. In addition TX sells these parts along with fenders as individual components.

On a historical basis, TX had audited revenues of $66.6 million in 2006 compared to $58.8 million in the previous year, an increase of 13.3% and earned net income of $5.7 million in 2006 compared to $752k in the previous year, an increase of 658%.

As a performance incentive, 2 million shares will be issuable to TX management on an all or none basis by March, 2008 in the event that TX attains 2007 net income of $9.5 million, which would represent a 66.7% increase from 2006.

For the first six months of 2007, on a reviewed basis, TX had revenues of $41.1 million compared to $32.8 million in the same period in 2006, an increase of 28%. In the same periods, net income rose to $5.3 million from $2.7 million representing an increase of 94%.

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